Exhibit 99.1

XpresSpa Group Names James Berry as Chief Financial Officer

Scott Milford Promoted to Chief Operating Officer

New York. December 4, 2020 - XpresSpa Group, Inc. (Nasdaq: XSPA) (“XpresSpa” or the “Company”), a health and wellness company, today announced that it has appointed James Berry as its new Chief Financial Officer, effective December 14, 2020. The Company also announced that it is promoting Scott Milford, who has served as Chief People Officer since joining the Company in July 2019, to the role of Chief Operating Officer.

“We are pleased to welcome James as our new CFO,” said Doug Satzman, XpresSpa Group CEO. “He is a uniquely qualified individual who can help accelerate our transition into healthcare and wellness services and is a seasoned leader who brings to us an impressive track record of strengthening organizations and driving value and growth through strategic focus and operational improvement. His impressive resume includes leadership roles at a variety of healthcare and medical companies, and he possesses extensive experience across finance, accounting, benefits, and other important non-clinical functions within healthcare services. We firmly believe that James will be an invaluable leader within our team as we build the leading travel, health and wellness brand.”

“We would like to recognize Scott for his many contributions as our Chief People Officer and congratulate him on his well-deserved promotion to Chief Operating Officer. He has played an instrumental role in our recent pivot with a demonstrated ability to fluidly move between strategic initiatives and field level problem solving, always with an eye on building an ‘Employer of Choice’ people culture,” concluded Satzman.

About James Berry

For the past 20 years, Mr. James Berry has provided financial and administrative leadership to healthcare organizations delivering urgent and emergency medical services. With annual patient volumes topping 200,000 visits, he has optimized revenue cycle processes; negotiated strong payer contracts; controlled spending; developed provider compensation plans; overseen accounting functions; developed planning, reporting, and business intelligence analytics; managed investment accounts; evaluated and oversaw benefit programs; and raised equity and debt capital for rapidly expanding enterprises. He is also experienced leading support functions including IT, HR, payroll, and business development.

In his most recent role, Mr. Berry served as CFO for ClearChoiceMD Urgent Care, where he has been instrumental in creating partnerships with large health care delivery systems, ranging from financial joint ventures to affiliation agreements, managed services agreements, and memorialized letters of understanding. He has testified before a New Hampshire legislature subcommittee, supporting Critical Access Hospitals, and has presented at the National Urgent Care Association annual meeting.

Prior to his career in healthcare services, Mr. Berry held positions in the medical devices space, including Johnson & Johnson, a VC backed startup, and a small public company turnaround.

He holds a Bachelor of Science in Biochemistry (University of Massachusetts-Amherst) and an MBA from Purdue (Krannert Graduate School of Business).

About Scott Milford

Mr. Scott Milford has over 30 years of experience at high profile and diverse organizations. Prior to joining XpresSpa as its first Chief People Officer in July 2019, he served as VP, People Operations at SoulCycle, where he led the creation and deployment of the company’s talent acquisition strategy, the development of an annual performance cycle, and created and deployed the “people strategy” that supported the opening of the brand’s first European studio in London. This included the development of talent acquisition and talent management plans, compensation design and all policies and procedures governing studio operations.

Prior to that, he served as Chief People Officer for Bayada, a $1 billion dollar Home Health Care Company, where he played a significant role in building the organizational infrastructure necessary to scale the business from 400 service offices to 1,000 offices. Previously, he was Senior Vice President – Human Resources for Le Pain Quotidien, where he was responsible for driving operational excellence through strategic HR planning, building organizational and employee capabilities, facilitating change, and building effective working relationships with employees and guests on a global scale. His other relevant experiences include senior leadership positions at Town Sports International, Starbucks Coffee Company, Universal Music Group, Viacom, and Blockbuster Entertainment.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 50 locations in 25 airports globally. Through its XpresTest, Inc. subsidiary, the Company also provides COVID-19 screening and testing, rapid testing services for other communicable diseases that include influenza, mononucleosis and group A streptococcus, and flu vaccination services under its XpresCheck™ brand. Current XpresCheck Wellness Centers include JFK International Airport, Newark Liberty International Airport, Logan International Airport, and Phoenix Sky Harbor International Airport. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com. To learn more about XpresCheck, visit www.XpresCheck.com.

Investor Relations:

ICR

Raphael Gross

ir@xpresspagroup.com

(203) 682-8253

Media:

Julie Ferguson

Julie@jfprmedia.com

(312) 385-0098